Exhibit 99.1

American Financial Group Announces

Purchase of Farmers Crop Insurance Alliance

        Cincinnati, Ohio - September 21, 2005 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that it has executed a definitive agreement to purchase Farmers Crop Insurance Alliance, Inc (Farmers) from Farmers Alliance Mutual Insurance Company (Farmers Alliance). Farmers is a leading provider of multi-peril crop and crop hail insurance whose gross written premiums in 2004 were approximately $504 million. As part of the AFG organization, Farmers will continue to do business in all states in which it currently operates.

        Under the agreement, AFG will pay Farmers Alliance $17.5 million in cash at closing and additional amounts of up to 10% of annual premiums based on certain retention criteria. While AFG expects to retain a majority of Farmers' business, there is uncertainty as to the premiums that ultimately will be retained due to the departure of several Farmers' employees in the last several months.

        Carl H. Lindner III, Co-Chief Executive Officer of AFG, commented, "We are very pleased to welcome the Farmers Crop Insurance Alliance into AFG's Great American Insurance Group. Great American has a solid reputation in the crop insurance industry and the addition of these insurance professionals is an exciting step forward in this unique specialty line."

        Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products. Great American has been providing crop-hail coverage since 1925 and began writing multi-peril crop insurance in 1980 after Congress authorized the program. Great American's Crop Division generated gross written premiums of approximately $447 million in 2004.

        This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

        Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: changes to the terms of the proposed transactions, changes in economic conditions including interest rates, performance of securities, the availability of capital, regulatory actions, judicial decisions and rulings, tax law changes, and other changes in market conditions that could affect any party to the proposed transactions.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652